Exhibit 10.13

ROBERT HALF INTERNATIONAL INC.

SENIOR EXECUTIVE RETIREMENT PLAN

(As Amended and Restated Effective February 9, 2011)

1. INTRODUCTION. This Plan was adopted by the Company to provide retirement benefits to those individuals, other than any individual holding the office of Chief Executive Officer or President, who participated in the Company’s Deferred Compensation Plan and, with respect to those individuals, this Plan shall supersede the Deferred Compensation Plan. The Administrator or the Chief Executive Officer may also select other Participants to be eligible for benefits hereunder. It is amended and restated effective February 9, 2011.

2. DEFINITIONS. As used in this Plan, the following terms have the meanings set forth below:

ADMINISTRATOR means the Compensation Committee of the Board.

BOARD means the Board of Directors of the Company.

CHANGE IN CONTROL shall have the meaning specified in the Company’s Stock Incentive Plan as in effect on the date hereof and as such plan may be subsequently amended.

COMPANY means Robert Half International Inc., a Delaware corporation.

EARLIEST PAYMENT DATE shall mean six months following Separation from Service or such alternate date as future modifications or amendments to Section 409A and the rules and regulations thereunder may specify as the earliest permitted date for a payment to be made, or, if earlier the date of Employee’s death.

EXCHANGE ACT means the Securities Exchange Act of 1934, as amended.

OFFER means a tender offer or an exchange offer for shares of the Company’s Stock.

PARTICIPANT means any elected executive officer or any key executive, other than any individual holding the office of Chief Executive Officer or President, approved by the Administrator or the Chief Executive Officer for participation in the Plan. The benefits of individuals (other than any individual holding the office of Chief Executive Officer or President) who had accounts (whether or not vested) under the Deferred Compensation Plan shall be transferred to this Plan, effective December 31, 1995, with interest for 1995 credited at the rate and as provided in Section 7 hereof instead of at the rate and as provided in the Deferred Compensation Plan. With respect to the year ended December 31, 1995 those individuals will thereafter be Participants hereunder and will no longer participate in the Deferred Compensation Plan.

PLAN means the Senior Executive Retirement Plan.

SECTION 409A means Section 409A of the Internal Revenue Code.

SEPARATION FROM SERVICE shall have the meaning specified by Section 409A and the rules and regulations thereunder, as such meaning may be modified or amended from time to time.

SPECIFIED EMPLOYEE shall have the meaning specified by Section 409A and the rules and regulations thereunder, as such meaning may be modified or amended from time to time.

VOTING SHARES means the outstanding shares of the Company entitled to vote for the election of directors.

3. PURPOSE OF THE PLAN. The purpose of the Plan is to attract, retain and reward Participants by providing them with supplemental income for use after their retirement. The Plan is designed to qualify as an unfunded ERISA “top-hat” plan for a select group of management or highly compensated employees of the Company and its subsidiaries designated by the Administrator. The Plan is intended to satisfy the requirements of, and shall be implemented and administered in a manner consistent with, Section 409A of the Internal Revenue Code of 1986, as amended (the “Section 409A”).

4. ADMINISTRATION. The Administrator shall have full power to interpret, construe and administer the Plan, except as otherwise provided in the Plan. The expense of administering the Plan shall be borne by the Company and shall not be charged against benefits payable hereunder.

5. DEFERRED COMPENSATION FORMULA. Each Participant shall receive the base salary and annual cash bonus payable to that Participant for services rendered in his capacity as an employee of the Company or a designated subsidiary during the calendar year of participation, plus fifteen percent (15%) of such base salary and annual cash bonus as deferred compensation pursuant to this Plan, provided he is employed by the Company on the last day of such calendar year (December 31, 1995 for the first year). A Participant’s allocation of deferred compensation hereunder shall be deemed to have been made, for all purposes relating to this Plan, as of the first business day of the year following the year with respect to which the deferred compensation has been earned.

The Administrator or the Chief Executive Officer may at any time designate any Participant as entitled to receive a Change in Control Allocation. Once a Participant is so designated, such designation may not be rescinded. With respect to any Participant who has been designated as entitled to receive a Change in Control Allocation, there shall be allocated to such Participant’s account promptly following a Change in Control (if such Participant is employed by the Company on the date of the Change in Control) an amount equal to the product of (a) the number of whole years remaining until the Participant attains age 62 and (b) the last annual allocation made under the Plan. After such Change in Control Allocation has been made, each subsequent annual allocation under the Plan for such Participant following the Change in Control and prior to such Participant’s 62nd birthday shall be reduced by an amount equal to the last annual allocation made to such Participant prior to the Change in Control.

6. SEPARATE ACCOUNTS. The Administrator shall maintain two individual accounts under the name of each Participant entitled to allocations pursuant to the Plan. Each such account shall be adjusted, as described in the next paragraph, to reflect any amounts transferred from the Deferred Compensation Plan, deferred compensation credited hereunder, interest credited on such amounts and any distribution of such amounts hereunder. The establishment and maintenance of separate accounts for each Participant shall not be construed as giving any person any interest in any assets of the Company or any right to payment other than as provided hereunder or any right to participate hereunder or in future years of employment. Such accounts shall be unfunded and maintained only for bookkeeping convenience; provided, however, the Company may establish an irrevocable grantor trust and contribute amounts to such trust to support its obligations hereunder.

One account for each individual (the “First Account”) shall consist of (a) all vested allocations for the individual as of December 31, 2004, and (b) all interest on such allocations, regardless of when credited. The other account for each individual (the “Second Account”) shall consist of (a) all allocations earned after December 31, 2004, (b) all allocations that become vested after December 31, 2004, (c) all interest on such amounts and (d) any other amounts that may be credited to the individual hereunder from time-to-time.

7. INVESTMENT PERFORMANCE. Each account shall be credited on the last day of each calendar year with interest on the balance of such account as of the first day of the calendar year. Interest credited for a calendar year shall be at a rate equal to one hundred (100%) of the Moody’s Corporate bond Yield Average reported in THE WALL STREET JOURNAL on the last business day of the calendar year (or the valuation date selected by the Administrator preceding a distribution).

8. VESTING. Each Participant’s interest under the Plan shall be forfeitable upon such Participant’s termination of employment for any reason, except to the extent it becomes vested hereunder. Each Participant’s interest, regardless of when allocated, will be deemed unvested unless and until such Participant has completed ten years of service with the Company. “Years of Service” shall be based on the anniversary of the later of the Participant’s date of hire or his or her transfer to Company headquarters. At such time as the Participant has completed ten years service with the Company, the amount vested at any given time shall be (a) 50%, if Participant is age 50 or younger, (b) the sum of (i) 50% and (ii) 4 1/6% times the difference between Participant’s age and 50, if Participant is between age 51 and age 62, or (c) 100%, if Participant is age 62 or older. In the event of a Change in Control, all amounts credited under the Plan to each affected Participant shall become fully vested and nonforfeitable as a result of such event. Notwithstanding the foregoing, amounts shall vest hereunder in accordance with the terms of any severance agreement or other written arrangement between the Participant and the Company. In addition and notwithstanding the foregoing, the accounts transferred to this Plan from the Company’s Deferred Compensation Plan, including any and all investment performance hereunder, shall continue to vest under the terms of the Deferred Compensation Plan.

9. TIME OF DISTRIBUTION. No vested amounts shall be payable hereunder until the first to occur of the following events, the first date on which any such event occurs being hereinafter referred to as the “Termination Date”:

(a) The date of the Participant’s complete and total disability, as determined by the Administrator in its sole discretion (without regard to eligibility for benefits under any disability plan or program of the Company and/or its subsidiaries);

(b) The Participant’s death; or

(c) The date of the Participant’s Separation from Service with the Company and/or its subsidiaries for any reason.

Notwithstanding anything to the contrary, the date of a Participant’s “complete and total disability” shall be determined by the Administrator in a manner consistent with any applicable provisions of Section 409A and the rules and regulations promulgated thereunder.

Notwithstanding the foregoing, distribution may occur at an earlier date as provided in Section 10 hereunder.

If distribution occurs before the end of a year a Participant shall receive a pro rata amount of deferred compensation under Section 5 hereof.

All vested amounts in a Participant’s First Account shall be valued and paid within 90 days following the occurrence of any of the events referred to above in clauses (a) through (c) of this Section 9.

In the event of a Participant’s death, all vested amounts in the Participant’s Second Account shall be valued and paid within 90 days thereafter. In the event of a Participant’s Separation from Service pursuant to clauses (a) or (c) above, all vested amounts in the Participant’s Second Account shall be valued and paid within 90 days thereafter, provided, however, that if Participant is a Specified Employee, vested amounts in the Second Account shall be paid no earlier than the Earliest Payment Date and no later than ten business days thereafter.

10. WITHDRAWALS. Notwithstanding Section 9, the Administrator may direct payment of all or any portion of a Participant’s First Account, after application by the Participant. Any such application must show demonstrable financial need for distribution in order to meet extraordinary medical or medically related expenses, substantial costs related to residential requirements of the Participant, family educational expenses in an amount considered by the Administrator burdensome in relation to the Participant’s other available financial resources for meeting such expenses, extraordinary expenses related to an unanticipated casualty, accident or other misfortune or any other similar need approved by the Administrator.

Any such distribution shall be made in the sole discretion of the Administrator.

11. METHOD OF DISTRIBUTION. Upon a Separation from Service, the Participant shall receive a lump-sum distribution of all amounts payable hereunder.

12. DEATH OF PLAN PARTICIPANT. In the event that a Participant shall die at any time prior to complete distribution of all amounts payable to him hereunder, the remaining unpaid amounts shall be paid in a lump-sum to the beneficiary or beneficiaries designated by the Participant, or in the absence of any such designation, to his estate. Each Participant shall have the right to designate a beneficiary (or beneficiaries) in the event of his death; provided that in the event that the Participant is married and designates a beneficiary other than his spouse, his spouse must consent to such designation.

13. PAYMENT IN THE EVENT OF DISABILITY. If a person entitled to any payment hereunder shall be under a legal disability, or in the sole judgment of the Administrator shall otherwise be unable to apply such payment to his own interest and advantage, the Administrator in the exercise of its discretion may direct the Company to make any such payment in any one (1) or more of the following ways:

(a) Directly to such person;

(b) To his legal guardian or conservator; or

(c) To his spouse or to any person charged with his support;

to be expended for the benefit of Participant. The decision of the Administrator shall in each case be final and binding upon all persons in interest. Any such payment shall completely discharge the obligations of the Administrator and Company with regard to such payment.

14. ASSIGNMENT. No Participant or beneficiary of a Participant shall have any right to assign, pledge, hypothecate, anticipate or in any way create a lien upon any amounts payable hereunder. No amounts payable hereunder shall be subject to assignment or transfer or otherwise be alienable, either by voluntary or involuntary act or by operation of law, or subject to attachment, execution, garnishment, sequestration or other seizure under any legal, equitable or other process, or be liable in any way for the debts or defaults of Participants and their beneficiaries, except to the extent permitted by applicable law and pursuant to the Administrator’s receipt and approval of a “qualified domestic relations order.”

15. WITHHOLDING. Any taxes required to be withheld from deferrals or payments to Participants hereunder shall be deducted and withheld by the Company.

16. AMENDMENT AND TERMINATION. This Plan may be amended in whole or in part by action of the Administrator and may be terminated at any time by action of the Administrator; provided, however, that no such amendment or termination shall reduce any amount credited hereunder to the extent such amount was credited prior to the date of amendment or termination; and provided, further, that the duties and liabilities of the members of the Administrator hereunder shall not be increased without their consent.

17. RIGHTS OF PARTICIPANTS. The Company’s sole obligation to Participants and their beneficiaries shall be to make payment as provided hereunder. All payments shall be made from the general assets of the Company, and no Participant shall have any right hereunder to any specific assets of the Company or to be retained in the employment of the Company. All amounts of compensation allocated under this Plan, any property purchased therewith and all income attributable thereto shall remain the property and rights of the Company subject to the claims of the Company’s general creditors.

18. BINDING PROVISIONS. All of the provisions of this Plan shall be binding upon all persons who shall be entitled to any benefits hereunder, and their heirs, and personal representatives.

19. EFFECTIVE DATE. This Plan shall be effective December 31, 1995, as amended and restated effective July 29, 2008.

20. GOVERNING LAW. This Plan and all determinations made and actions taken pursuant hereto shall, to the extent not preempted by ERISA, be governed by the law of the State of California and construed accordingly.

21. SEVERABILITY. If any provision of this Plan is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Plan shall be deemed valid and enforceable to the full extent possible.